UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Online Resources Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ONLINE RESOURCES CORPORATION

7600 Colshire Drive
McLean, Virginia 22102

March 31, 2003

Dear Stockholder:

      We cordially invite you to attend our 2003 annual meeting of stockholders to be held at 2:00 on Tuesday, May 20, 2003 at the Sheraton Premiere at Tysons Corner Hotel, 8661 Leesburg Pike, Vienna, VA 22182. The attached notice of annual meeting and proxy statement describe the business we will conduct at the meeting and provide information about Online Resources Corporation that you should consider when you vote your shares.

      This year, we have prepared the proxy statement in a format that we hope is easy to understand. The Securities and Exchange Commission is encouraging companies to write documents for investors in plain English, and we continue to support this effort. We hope that you like the format and welcome your comments.

      When you have finished reading the proxy statement, please promptly vote your shares by marking, signing, dating and returning the proxy card in the enclosed envelope. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Sincerely,

Matthew P. Lawlor
Chairman of the Board and Chief Executive Officer

March 31, 2003

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

TIME: 2:00 p.m. (EST)

DATE: Tuesday, May 20, 2003

PLACE: Sheraton Premiere at Tysons Corner Hotel, 8661 Leesburg Pike, Vienna, VA 22182

PURPOSES:

      1. To elect two directors to serve three-year terms expiring in 2006.

2.	To allow the Company to issue, upon conversion of its 8% convertible subordinated notes, shares having a conversion price of less than $4.00 per share but at least $2.50 per share, to the extent that the shares so issued exceed the 2,319,999 shares that the rules of the Nasdaq Stock Market permit the company to issue without stockholder approval.

3.	To ratify the appointment of Ernst & Young LLP as the company’s independent public accountants for the year ending December 31, 2003.

4.	To consider any other business that is properly presented at the meeting.

WHO MAY VOTE:

      You may vote if you were the record owner of shares of Online Resources Corporation common stock at the close of business on March 24, 2003. A list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the office of our Secretary at 7600 Colshire Drive, McLean, VA 22102.

BY ORDER OF THE BOARD OF DIRECTORS

Catherine A. Graham
Executive Vice President,
Chief Financial Officer and Secretary

PRELIMINARY COPIES FILED PURSUANT TO RULE 14a-6(a)

ONLINE RESOURCES CORPORATION

7600 Colshire Drive
McLean, VA 22102
703-394-5100

PROXY STATEMENT FOR ONLINE RESOURCES CORPORATION

2003 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did You Send Me this Proxy Statement?

      We sent you this proxy statement and the enclosed proxy card because Online Resources Corporation’s Board of Directors is soliciting your proxy to vote at the 2003 annual meeting of stockholders and any adjournments of the meeting. This proxy statement summarizes the information you need to know to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares. Instead, you may vote your shares by marking, signing, dating and returning the enclosed proxy card.

      On April 18, 2003 we began sending this proxy statement, the attached notice of annual meeting and the enclosed proxy card to all stockholders entitled to vote at the meeting. Only stockholders who owned Online Resources Corporation common stock at the close of business on March 24, 2003 are entitled to vote at the annual meeting. On this record date, there were 13,707,298 shares of Online Resources Corporation common stock outstanding. Online Resources Corporation common stock is our only class of voting stock for purposes of this annual meeting. Along with this proxy statement, we are sending our 2002 annual report, which includes our financial statements for the year ended December 31, 2002.

How Many Votes Do I Have?

      Each share of Online Resources Corporation common stock that you own entitles you to one vote.

How Do I Vote by Proxy?

      Whether you plan to attend the annual meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the annual meeting and vote.

      If you properly fill in your proxy card and send it to us in time, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the board of directors.

How Does the Board of Directors Recommend That I Vote on the Proposals?

      The board of directors recommends that you vote as follows:

•	“FOR” the election of the nominees for director;

•	“FOR” approval of our issuance of common stock in excess of 2,319,999 shares at less than $4.00 person share but at least $2.50 per share, upon conversion of our convertible notes.

•	“FOR” ratification of the selection of our independent auditors for our year ending December 31, 2003.

      If any other matter is presented at the annual meeting, your proxy will vote your shares in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that are to be acted on at the annual meeting, other than those discussed in this proxy statement.

May I Revoke My Proxy?

      If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the following ways:

•	You may complete, sign and send in another proxy card with a later date;

•	You may notify Online Resources Corporation’s Secretary in writing before the annual meeting that you have revoked your proxy; or

•	You may vote in person at the annual meeting.

How Do I Vote in Person?

      If you plan to attend the annual meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares at the close of business on March 24, 2003, the record date for voting at the annual meeting.

What Constitutes a Quorum for the Meeting?

      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock at the record date is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

What Vote is Required to Approve Each Proposal?

      If a quorum exists at the annual meeting, then the vote required to approve each proposal is as follows:

Proposal 1: Election of Directors	The two nominees for director who receive the most votes cast, also known as a “plurality” of the votes, will be elected.

Proposal 2: Approval of issuance of common stock in connection with the conversion of debt	The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting is required to approve the issuance of common stock in excess of 2,319,999 shares upon conversion of our 8% subordinated convertible notes at conversion prices at less than $4.00 per share but at least $2.50 per share.

Proposal 3: Ratify Selection of Independent Accountants	The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of independent accountants.

What is the Effect of Broker Non-Votes, Withholdings and Abstentions?

•	Broker Non-Votes: If your broker holds your shares in its name, the broker will be entitled to vote your shares on both Proposal 1 and Proposal 3 even if it does not receive instructions from you. In other words, unless your broker receives instructions from you in a timely manner, your broker has authority to use its own discretion to vote your shares with respect to Proposals 1 and 3. When your broker cannot vote your shares on a particular matter because it does not have instructions from you in a timely manner or does not have authority to use its own discretion to vote on that matter, this is referred to as a “broker non-vote”. Broker non-votes are not considered to be present and represented and entitled to vote at the meeting as to all of the Proposals to be considered at the annual meeting, so they will have no effect on the votes on any of the Proposals.

•	Withholdings: Withholding authority to vote for a nominee for director will have no effect on the outcome of the vote.

•	Abstentions: Because abstentions are treated as shares present or represented and entitled to vote at the annual meeting, abstentions with respect to Proposals 2 and 3 have the same effect as votes against the proposals.

Is Voting Confidential?

      We will keep all the proxy cards, ballots and voting tabulations private. We only let our Inspectors of Election and American Stock Transfer and Trust Company, our transfer agent, examine these documents. We will not disclose your vote to management unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make, on the proxy card or elsewhere. Our practice is not to attribute a shareholder’s identity to their comments.

What Are the Costs of Soliciting these Proxies?

      We will pay all of the costs of soliciting these proxies, including expenses in connection with preparing and mailing this proxy statement. We have retained Georgeson Shareholder Communications, Inc. to assist our board of directors in the distribution of proxy materials and solicitation of votes for a fee of $5,500, plus reimbursement of out-of-pocket expenses. Georgeson Shareholder Communications, Inc. will reimburse brokerage firms and other persons representing beneficial owners of our common stock for their expenses in forwarding proxy materials to such beneficial owners and we will reimburse Georgeson Shareholder Communications, Inc. for the expenses. Our directors and employees also may solicit proxies using the Internet, telephone, fax, email or in person. We will not pay our employees and directors any additional compensation for these services.

Attending the Annual Meeting

      The annual meeting will be held at 2:00 p.m. on Tuesday, May 20, 2003 at the Sheraton Premiere at Tysons Corner Hotel, 8661 Leesburg Pike, Vienna, VA 22182. When you arrive at the Sheraton Premiere, signs will direct you to the appropriate meeting rooms. You need not attend the annual meeting in order to vote.

Voting

      To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted, will be superseded by the vote that you cast at the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 28, 2003 for (a) the executive officers named in the Summary Compensation Table on page 14 of this proxy statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of February 28, 2003 pursuant to the exercise of options or warrants or the conversion of other securities to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the owners of our common stock named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 13,707,298 shares of common stock outstanding on February 28, 2003.

	Shares Beneficially
	Owned(1)

Name and Address**	Number		Percent

Wellington Management Co., L.P.	998,650	(2)	7.3%
75 State Street
Boston, MA 02109
Federated Investors, Inc.	2,135,144	(3)	15.6%
1001 Liberty Ave.
Pittsburgh, PA 15222
Bruce Bent Associates, Inc.	1,099,500	(4)	8.0%
950 Third Avenue
New York, NY 10022-2705
Matthew P. Lawlor	1,768,511	(5)	12.6%
George M. Middlemas	280,117	(6)	2.0%
Ervin R. Shames	32,181	(7)	*
Barry D. Wessler	26,529	(8)	*
David A. O’Connor	71,311	(9)	*
Joseph J. Spalluto	64,634	(10)	*
Michael H. Heath	65,738	(11)	*
Thomas S. Johnson	121,994	(12)	*
Raymond T. Crosier	313,637	(13)	2.2%
Catherine A. Graham	64,702	(14)	*
All directors and current executive officers as a group (10 persons)	2,803,854	(15)	19.1%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

**	Addresses are given for beneficial owners of more than 5% of the outstanding common stock only. Addresses for our directors and executive officers is c/o Online Resources Corporation, 7600 Colshire Drive, McLean, VA 22102.

(1)	Attached to each share of common stock is a preferred share purchase right to acquire one one-hundredth of a share of our series B junior participating preferred stock, par value $.01 per share, which preferred share purchase rights are not presently exercisable.

(2)	This information is based solely on a Schedule 13G/ A filed by Wellington Management Co., L.P. with the Securities and Exchange Commission on February 12, 2003. Clients of Wellington Management Co., L.P., own the shares of record. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. To our knowledge no such client is known to have such right or power with respect to more than five percent of the common stock outstanding.

(3)	This information is based solely on a Schedule 13G/ A filed by Federated Investors, Inc. with the Securities and Exchange Commission on February 14, 2003. Federated Investors, Inc. may be deemed the beneficial owner of these shares.

(4)	This information is based solely on a Schedule 13G filed by Bruce Bent Associates, Inc. with the Securities and Exchange Commission on January 29, 2003. Bruce Bent Associates, Inc., in its capacity as investment advisor, may be deemed the beneficial owner of these shares, which shares are owned by investment advisory client(s).

(5)	Includes 324,125 shares of common stock issuable pursuant to options exercisable within 60 days of February 28, 2003. Of the total shares, 82,685 shares are held of record by the Rosemary K. Lawlor Living Trust for which Mr. Lawlor serves as the Trustee, and 8,910 shares are held of record by the Rosemary K. Lawlor, Mr. Lawlor’s wife.

(6)	Includes 23,065 shares issuable pursuant to warrants exercisable within 60 days of February 28, 2003 and 37,171 shares issuable pursuant to options exercisable within 60 days of February 28, 2003. Of the total shares 79,677 are held of record by Apex Investment Fund II, L.P.; 140,721 shares are held of record by Apex Investment Fund III, L.P. of which 17,079 are issuable upon the exercise of warrants and 14,266 shares are held of record by Apex Strategic Partners, LLC of which 5,986 are issuable upon the exercise of warrants. 37,171 shares issuable upon the exercise of options are held by Mr. Middlemas. Mr. Middlemas has shared voting and investment power of all the shares which he does not hold of record.

(7)	Includes 32,181 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of February 28, 2003.

(8)	Includes 22,520 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of February 28, 2003.

(9)	Includes 69,311 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of February 28, 2003.

(10)	Includes 1,188 shares issuable upon the exercise of warrants to purchase common stock and 40,741 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of February 28, 2003. Of the total shares, 1,188 are held of record by Ellen Spalluto, Mr. Spalluto’s wife.

(11)	Includes 45,120 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of February 28, 2003.

(12)	Includes 40,741 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of February 28, 2003.

(13)	Includes 245,520 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of February 28, 2003. Of the total shares, 7,853 are held of record by Raymond T. Crosier Grantor Retained Annuity Trust, and 4,000, 1,000 and 1,000 shares are held of record by Deborah Crosier (Mr. Crosier’s wife), William Crosier, II (Mr. Crosier’s son) and Jennifer Crosier (Mr. Crosier’s daughter), respectively.

(14)	Includes 64,702 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of February 28, 2003.

(15)	Includes 946,385 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of February 28, 2003. See also notes 5 through 14 above for further details concerning such options.

MANAGEMENT

The Board of Directors

      Our bylaws provide that our business is to be managed by or under the direction of our Board of Directors. The members of our Board of Directors are divided into three classes for purposes of election. One class, representing about one-third of the members of the board, is elected at each annual meeting of stockholders to serve for a three-year term. Our board of directors currently consists of eight members, classified into three classes as follows: (1) Matthew P. Lawlor, Ervin R. Shames, and Barry D. Wessler constitute a class with a term ending at the 2004 annual meeting; (2) George M. Middlemas, David A. O’Connor and Joseph J. Spalluto constitute a class with a term ending at the 2005 annual meeting and (3) Michael H. Heath and Thomas S. Johnson constitute a class with a term ending at the upcoming 2003 annual meeting.

      On February 27, 2003, our Board of Directors voted to nominate Michael H. Heath for election at the annual meeting for a term of three years. On March      , 2003, the Corporate Governance Committee recommended, and our Board of Directors voted to nominate                               for election at the annual meeting for a term of three years. If both nominees are elected by the stockholders at the annual meeting to serve on the board, each will serve until the 2006 annual meeting of stockholders, and until their respective successors are elected and qualified.

      Set forth below are the names of the directors whose terms do not expire this year and the persons nominated for election as directors at the annual meeting, their ages, their offices in the company, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships.

Name	Age	Position with the Company

Matthew P. Lawlor	55	Chairman of the Board and Chief Executive Officer
Ervin R. Shames (1)	62	Director
Barry D. Wessler (2)	59	Director
George M. Middlemas (1)	56	Director
David A. O’Connor (1)	68	Director
Joseph J. Spalluto (2)	44	Director
Michael H. Heath (2)	61	Director
		Nominee for Director

(1)	Member of the Compensation Committee and the Corporate Governance Committee

(2)	Member of the Audit Committee

      Matthew P. Lawlor has served as Chairman and Chief Executive Officer since March 1989. Mr. Lawlor started his career as a project engineer with RCA. After completing his graduate business education in 1973, he joined Chemical Bank, where he later headed a regional consumer branch division and its international equity investment company. In 1980, he served as a Presidential Exchange Executive with the White House. He formed US Multitrade in 1981, a venture development firm noted for the seed financing of RSA Security, Inc., (formerly Security Dynamics Technology, Inc.) and other emerging growth companies. He later co-founded Online Resources Corporation, and currently serves on the board of directors of the Electronic Funds Transfer Association (“EFTA”) where he chairs its eFinancial Enablers Council, a group of senior executives whose firms supply Internet products and services to financial institutions. Mr. Lawlor has a BS in mechanical engineering from the University of Pennsylvania and an MBA from Harvard University.

      Michael H. Heath, a director since March 1989, served as President of Online Resources Corporation from January 1995 to October 1997. Mr. Heath has held positions both in and outside of the financial services industry. He is the former President of MediaNews, which owned the Denver Post and the Houston Post; and President of The Record, a New Jersey-based regional newspaper and broadcast company. Mr. Heath also worked in a variety of senior management positions with Chemical Bank, including a consumer branch division. Mr. Heath received his BA from Williams College and an MBA from Harvard University.

      George M. Middlemas, a director since June 1997, is a Managing General Partner of Apex Venture Partners (“Apex”), a venture partner company that invests in technology companies. He has been a venture capital investor since 1979. Prior to joining Apex, Mr. Middlemas was a senior vice president and principal with Inco Venture Capital Management and a vice president and member of the investment committee of Citicorp Venture Capital. Mr. Middlemas is a director of Tut Systems and Pure Cycle Corporation. Mr. Middlemas holds a BA in both history and political science from Pennsylvania State University, an MA in political science from the University of Pittsburgh, and an MBA from Harvard University.

      David A. O’Connor, a director since April 1996, is an EFT industry consultant. He was a Vice Chairman of Honor Technologies (now Star Network), one of the largest ATM networks in the United States from 1997 to 1998. Mr. O’Connor was previously President of CashFlow, Inc., an electronic banking subsidiary of Sovran Financial Services (now Bank of America) and one of the first shared ATM networks. Later, Mr. O’Connor served as President and CEO of Internet, Inc., owner of MOST, which was the nation’s fifth largest ATM network before merging with Honor Technologies. Mr. O’Connor served on the board of directors of the Electronic Funds Transfer Association and served as its chairman. He also served as President of the Mid-Atlantic Exchange and Senior Vice President of Virginia National Bank. Mr. O’Connor holds a BS from American University.

      Ervin R. Shames, a director since January 2000, is a visiting lecturer for consumer marketing at the University of Virginia’s Darden School of Business. Mr. Shames formerly served as President and Chief Executive Officer of Borden, Inc., a large consumer marketing company, from 1993 through 1995. Prior to Borden, Mr. Shames served as President of General Foods USA and Kraft USA. He also served as Chairman, President and Chief Executive Officer of Stride Rite Corporation. Mr. Shames is currently serving on the board of directors of Select Comfort Corporation, where he is a member of the Audit Committee. Mr. Shames holds a BSBA from Florida University and an MBA from Harvard University.

      Joseph J. Spalluto, a director since May 1995, is a Managing Director of Corporate Finance for Keefe Bruyette & Woods, Inc. since 1981, a national investment banking firm specializing in the financial services industry. Keefe, Bruyette & Woods, Inc. invests in Online Resources Corporation and has participated in joint marketing. Mr. Spalluto received a BA from Amherst College and a JD from the University of Connecticut School of Law.

      Barry D. Wessler, a director since May 2000, is widely known as one of the founders of the Internet as a result of his work in the late 1960s at the Advanced Research Projects Agency, where he directed the research for the design and implementation of the ARPANet (the forerunner of today’s Internet). Since 1995, Dr. Wessler has used his expertise as an independent consultant to computer and communications corporations, including America Online, KDD America and Teleglobe Communications. From 1973 to 1982, Dr. Wessler co-founded GTE Telenet, a pioneering packet switch service company (now Sprint Data). Mr. Wessler founded and served from 1982 to 1994 as President and Chief Operating Officer of NetExpress, Inc., a market leader in international facsimile network products and services. Mr. Wessler, served as Chief Executive Officer from 1994 to 1995 for Plexsys International, a cellular telephone infrastructure manufacturer. Mr. Wessler is currently serving on the board of directors of Geo-Centers. Dr. Wessler received his BSEE in 1965 and MSEE in 1967 from MIT and his Ph.D. in Computer Science from the University of Utah in 1973.

                                    , a nominee for election at the annual meeting, is                               .

Committees of the Board of Directors and Meetings

      Meeting Attendance. During the fiscal year ended December 31, 2002 there were five meetings of our board of directors, and the various committees of the board met a total of seven times. No director attended fewer than 75% of the total number of meetings of the board and of committees of the board on which he or she served during 2002, except for Thomas S. Johnson, who attended three of the five meetings of the Board of Directors and attended two of the seven audit committee meetings held during the fiscal year.

      Audit Committee. Our Audit Committee met seven times during fiscal 2002. This committee currently has four members, Michael H. Heath (Chairman), Thomas S. Johnson, Joseph J. Spalluto and Barry D. Wessler, none of whom is an employee of ours. Our Audit Committee reviews the engagement of our independent accountants, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. Please also see the report of the Audit Committee set forth on page 14 of this proxy statement.

      Compensation Committee. Our Compensation Committee met five times during fiscal 2002. This committee currently has three members, Ervin R. Shames (Chairman), George M. Middlemas, Thomas S. Johnson and David A. O’Connor, none of whom is an employee of ours. Our Compensation Committee reviews, approves and makes recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the board of directors are carried out and that such policies, practices and procedures contribute to our success. Please also see the report of the Compensation Committee set forth on pages 12 and 13 of this proxy statement.

      Corporate Governance Committee. The Board of Directors established a Corporate Governance Committee on December 5, 2002, and Ervin R. Shames, George M. Middlemas and David A. O’Connor were appointed to serve as the initial members of this committee. None of Messrs. Shames, Middlemas and O’Connor is an employee of ours. Our Corporate Governance Committee recommends candidates for nomination by the board for election as directors when vacancies occur or are anticipated. Any stockholder wishing to propose a nominee to the Corporate Governance Committee for its consideration should submit a recommendation to our Secretary at the address set forth on the first page of this proxy statement, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director. The committee also reviews and recommends to the board the role and composition of other board committees and corporate governance practices.

Compensation of Directors

      Each non-employee director receives annually (i) a fee of $7,500, (ii) an additional fee of $1,500 for each board committee on which he serves as the Chairperson, (iii) an option to purchase 7,414 shares of common stock (with an exercise price at the fair market value of the common stock at the time of grant), and (iv) an additional option to purchase 1,483 shares of common stock for each board committee on which he serves as the Chairperson. The $7,500 and $1,500 fees are paid in 20% increments during the course of the fiscal year, as the directors attend the board and committee meetings. The stock options are granted at the time of the annual meeting and vest over the course of one year. We reimburse directors for expenses they incur in connection with attending board and committee meetings. The employee director does not receive any compensation for his participation in board or committee meetings.

Executive Officers Who Are Not Directors

      The following table sets forth certain information regarding our executive officers who are not also members of the board of directors. All of our executive officers are at-will employees.

Name	Age	Position

Raymond T. Crosier	48	President and Chief Operating Officer
Catherine A. Graham	42	Executive Vice President, Chief Financial Officer and Secretary

      Raymond T. Crosier joined Online Resources Corporation in January 1996 and initially served as our Senior Vice President of Client Services. In January 2001 he was elected as our President and Chief Operating Officer. He is responsible for managing our day-to-day operations. He has 24 years of experience with the financial services industry. Before joining us, he served as Vice President of Sales and Customer Service for TeleCheck International, a check verification and guarantee firm, from 1990 to 1996. TeleCheck was a subsidiary of First Financial Management Corp., which later merged with First Data Corp. He served in a variety of other management positions at TeleCheck, including its national account division from 1989 to 1990 and its regional marketing divisions from 1977 to 1989. Mr. Crosier received a BA in Psychology from the University of Virginia.

      Catherine A. Graham joined Online Resources Corporation in March 2002 and currently serves as Executive Vice President, Chief Financial Officer and Secretary. She is responsible for general financial management with particular attention paid to broadening the investor base and exploring strategic business opportunities. She has 20 years of professional experience in financial disciplines, including technology, restaurant and banking companies. Ms. Graham most recently served as Chief Financial Officer of VIA NET.WORKS, Inc., a publicly-held Internet service provider serving the international ISP markets with subsidiaries in multiple countries outside of the United States. In 1996, she served as Vice President of Finance and Investor Relations Officer for Yurie Systems. Prior to her position with Yurie Systems, she served as Chief Financial Officer for Davco Restaurants, Inc., which was then the largest franchiser of Wendy’s restaurants with over 14,000 employees. Ms. Graham received a BA in Economics and an MBA from Loyola College.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table shows information about compensation we paid or accrued during the three years ended December 31, 2002, December 31, 2001 and December 31, 2000 with respect to (1) our Chief Executive Officer, and (2) two of our executive officers who earned more than $100,000 during the year ended December 31, 2002.

				Long-Term
				Compensation

	Annual Compensation			Securities
Name and Principal Position				Underlying	All Other
(at December 31, 2002)	Year	Salary	Bonus	Options	Compensation(1)

Matthew P. Lawlor	2002	$161,250	$15,114	208,582	$840
Chief Executive Officer and	2001	206,042	67,725	125,203	70
Chairman of the Board	2000	206,250	63,000	6,500	303
Raymond T. Crosier	2002	$170,000	$13,336	150,700	$840
President and Chief Operating Officer	2001	193,750	47,803	84,401	70
	2000	179,167	59,353	6,500	303
Catherine A. Graham(2)	2002	$137,388	$9,001	148,402	$840
Executive Vice President, Chief	2001	—	—	—	—
Financial Officer and Secretary	2000	—	—	—	—

(1)	Consists of premium amount paid by us for group life insurance on behalf of each of the named executive officers.

(2)	Ms. Graham commenced employment with us on March 18, 2002.

Option Grants in Our Last Fiscal Year

      The following table shows grants of stock options that we made during the year ended December 31, 2002 to each of the executive officers named in the Summary Compensation Table.

	Individual Grants				Potential Realizable
					Value at Assumed Annual
	Number of	% of Total			Rates of Stock Price
	Securities	Options	Exercise		Appreciation for Option
	Underlying	Granted to	or Base		Term(2)
	Options	Employees in	Price	Expiration
Name	Granted(#)(1)	Fiscal Year	($/Share)	Date	5%	10%

Matthew P. Lawlor	18,750	0.8%	$3.05	6/4/2009	$23,281	$54,255
	107,308	4.7%	2.86	2/15/2012	193,008	489,121
	82,524	3.6%	2.30	1/1/2012	119,368	302,501
Raymond T. Crosier	16,250	0.7%	$3.05	6/4/2009	$20,177	$47,021
	61,635	2.7%	2.86	2/15/2012	110,859	280,939
	72,815	3.2%	2.30	1/1/2012	105,324	266,911
Catherine A. Graham	45,000	2.0%	$3.20	3/18/2009	$58,622	$136,615
	68,000	3.0%	3.20	3/18/2012	136,847	346,798
	35,402	1.6%	3.20	3/18/2012	71,245	180,549

(1)	The options were granted pursuant to our 1999 Stock Option Plan.

(2)	In accordance with the rules of the SEC, we show in these columns the potential realizable value over the term of the option (the period from the grant date to the expiration date). We calculate this assuming that the fair market value of our common stock on the date of grant appreciates at the indicated annual rate, 5% and 10% compounded annually, for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts are based on assumed rates of appreciation and do not represent an estimate of our future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock, the optionholder’s continued employment with us through the option exercise period, and the date on which the option is exercised.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table shows information regarding exercises of options to purchase our common stock by each executive officer named in the Summary Compensation Table during the fiscal year ended December 31, 2002. The table also shows the aggregate value of options held by each executive officer named in the Summary Compensation Table as of December 31, 2002. The value of the unexercised in-the-money options at fiscal year end is based on a value of $2.80 per share, the closing price of our common stock listed on the NASDAQ National Market System on December 31, 2002 (the last trading day of our fiscal year), less the per share exercise price.

			Number of Securities		Value of the Unexercised
	Shares		Underlying Unexercised		In-The-Money Options
	Acquired		Options At Fiscal Year-End		at Fiscal Year-End
	on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Matthew P. Lawlor	9,639	$3,948	291,961	231,655	$106,134	$11,825
Raymond T. Crosier	—	—	276,009	163,088	72,856	12,821
Catherine A. Graham	—	—	35,402	113,000	—	—

(1)	Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

Change in Control Arrangements

      The outstanding option agreements issued under our 1999 Stock Option Plan provide for acceleration of the vesting of options upon or in connection with a change in control.

Performance Graph

      The following graph compares the annual percentage change in our cumulative total stockholder return on our common stock during a period commencing on June 4, 1999, the date of the initial public offering of our common stock, and ending on December 31, 2002 (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between our share price at the end and the beginning of the measurement period; by (ii) our share price at the beginning of the measurement period) with the cumulative total return of the Russell 2000 Index and S&P Computer Software & Services Index during such period. We have not paid any dividends on our common stock, and we do not include dividends in the representation of our performance. The stock price performance on the graph below does not necessarily indicate future price performance. Prior to June 4, 1999, shares of our common stock were not publicly traded. Comparative data is provided only for the period since that date. This graph is not “soliciting material,” is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1993 or the Securities Exchange Act of 1934 whether made before or after the date of this proxy statement irrespective of any general incorporation by reference in any such filing. Information used on the graph was obtained from the NASDAQ Online, Frank Russell Company and Standard & Poor, a division of The McGraw-Hill Companies, sources we believe to be reliable, but we are not responsible for any errors or omissions in such information.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY,

THE RUSSELL 2000 INDEX AND THE S&P COMPUTER SOFTWARE & SERVICES INDEX

REPORT OF COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

      This report is submitted by the Compensation Committee, which is responsible for establishing and administering our executive compensation policies and stock option plans. This committee is composed of Ervin R. Shames, George M. Middlemas, and David A. O’Connor, none of whom is an employee of ours. This report addresses the compensation policies for fiscal year 2002 as they affected Matthew P. Lawlor, in his capacity as Chief Executive Officer, and our other executive officers.

      The Compensation Committee makes recommendations to the board of directors concerning the compensation and benefits of our directors, executive officers and key employees, and acts on such other matters relating to their compensation as it deems appropriate. The Compensation Committee administers our 1999 Stock Option Plan, pursuant to which incentive stock options and non-statutory stock options may be granted to eligible employees, directors and consultants. The Compensation Committee also administers our executive and key employee incentive plan, pursuant to which eligible employees may be granted incentive compensation for achievement of company performance targets.

      Compensation Objectives. The Compensation Committee considers the following objectives in setting base salary and benefits and some of the following objectives in determining bonuses and long-term incentives for executives:

•	establishing base salaries at a competitive average within the e-financial services industry which is targeted at the mid-point (50th percentile) of current market job classifications;

•	rewarding the achievement of our annual and long-term strategic goals;

•	retaining executive officers by offering competitive compensation and benefits at a competitive level with other executives in the e-financial services industry; and

•	providing motivation for the executive officers to enhance stockholder value by linking a portion of the compensation package to the performance of our common stock.

          Executive Compensation Program Components.

      The three principal components of executive compensation are annual base salary, annual incentive bonuses, and long-term incentive compensation under our 1999 Stock Option Plan. Each of these components is discussed as follows:

      Annual Base Salary. The Compensation Committee’s recommendations regarding the annual base salary of our executive officers, including the compensation of the Chairman of the Board and Chief Executive Officer, are based on a number of factors, including each executive officers’ experience and qualifications, the potential impact of the individual on our performance, the level of skill and responsibilities and the other factors described above. Base salaries are reviewed annually, and the Compensation Committee seeks to set executive officer base salaries at competitive levels in relation to the companies with which we compete for executives. Base salaries for the executive officers were not increased in 2002. During the year 2002 our executive officers received non-qualified stock options in lieu of cash for agreeing to forego between 13% and 25% of the cash compensation otherwise due them as part of their annual base salaries.

      Annual Incentive Bonuses. The Company’s annual incentive bonus program is designed to provide a direct financial incentive to our executive officers, including the Chief Executive Officer, as well as other key employees, for achievement of specific Company performance goals. During the fiscal year ending 2002 the incentive bonus program was comprised of non-qualified stock options in lieu of cash. Consistent with our executive and key employee incentive program, at the beginning of each fiscal year, the Compensation Committee determines:

•	The employees by grade level that are eligible to participate in the plan for the year;

•	The annual corporate performance goals for the year; and

•	For each eligible employee, the target bonus level as a percentage of base compensation.

      In fiscal 2002, the Compensation Committee established incentive bonus compensation for executive officers and other key employees based on our targeted revenue, operating earnings and service quality index.

      Long-Term Incentive Compensation. The Compensation Committee believes that stock ownership is a significant incentive in aligning the interests of the executives and the stockholders. Consistent with industry standards, upon hiring, executives may be granted a number of options in an amount larger than the average grant given executives in any year and with different terms and vesting schedules. During fiscal 2002, we granted stock options to all of our executive officers under our 1999 Stock Option Plan, and such grants are set forth in the Stock Option Grants Table under the Executive Compensation section of this proxy statement. A portion of the total stock options granted to executive officers in 2002 vest 25% each year for 4 years and expire after 7 years after the date they are granted. Performance based options vested 100% after one year and expire 10 years after the date they are granted. Other stock options granted to executive officers vest 12.5% each year (with accelerated vesting schedule, should our common stock reach targeted trading prices of $5.00, $8.00, $11.00 and $14.00 per share over ten consecutive trading days) and expire after 10 years after the date they are granted. Stock option grants under the 1999 Stock Option Plan were allocated by the Compensation Committee based upon past and present performance and future potential value of such executive officer’s service to the company. The Compensation Committee made additional awards to certain executive officers during the year based on individual compensation evaluations made during the year.

      Chief Executive Officer. The Chief Executive Officer’s compensation evaluation included consideration of his leadership qualities, experience in the electronic commerce services industry and the results of our performance. At the recommendation of the Compensation Committee the board of directors awarded the Chief Executive Officer a cash bonus of $15,114 in the fiscal year ended December 31, 2002. The Chief Executive Officer was also granted options for 208,582 shares of common stock.

      The goal of our compensation structure is to be certain that all executives are compensated consistent with the above guidelines and to assure that all reasonable and possible efforts are being exerted to maximize stockholder value. In 2002, the Compensation Committee met 2 times to review executive compensation levels to ensure this result.

Members of the Online Resources Corporation
Compensation Committee

Ervin R. Shames, Chairman
George M. Middlemas
David A. O’Connor

REPORT OF AUDIT COMMITTEE

      The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of the NASDAQ National Market System, has furnished the following report:

      The Audit Committee assists the board of directors in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This Committee’s role and responsibilities are set forth in a charter adopted by the Board of Directors. This Committee reviews and reassesses our charter annually and recommends any changes to the board for approval. In fulfilling its responsibilities for the financial statements for fiscal year 2002, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended 2002 with management and Ernst & Young LLP our independent auditors;

•	Discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

•	Received written disclosures and the letter from Ernst & Young LLP regarding their independence as required by Independence Standards Board Standard No. 1. The Audit Committee further discussed with Ernst & Young LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

      Based on the Audit Committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the SEC.

Members of the Online Resources Corporation
Audit Committee

Michael H. Heath, Chairman
Thomas S. Johnson
Joseph J. Spalluto
Barry D. Wessler

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Our records reflect that all reports which were required to be filed pursuant to Section 16(a) of the Securities Exchange Act were filed on a timely basis, except that one report, covering an aggregate of three transactions, was filed late by Mr. Crosier, one report, covering one transaction, was filed late by Mr. Heath and one report covering an aggregate of six transactions, was filed late by Mr. Middlemas.

ELECTION OF DIRECTORS

(Notice Item 1)

      On February 27, 2003, the Board of Directors nominated Michael H. Heath for election as a member of the board at the annual meeting. On March      , 2003, the Corporate Governance Committee recommended, and our board of directors concurred, that                               be nominated for election as a member of the board at the annual meeting. The board of directors currently consists of eight members, classified into three classes as follows: Matthew P. Lawlor, Ervin R. Shames, and Barry D. Wessler constitute a class with a term ending in 2004 (the “Class III directors”); George M. Middlemas, David A. O’Connor, and Joseph J. Spalluto constitute a class with a term ending in 2005 (the “Class I directors”); and Michael H. Heath and Thomas S. Johnson constitute a class with a term which expires at the upcoming annual meeting (the “Class II directors”). At each annual meeting of our stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

      The board of directors has voted to nominate Michael H. Heath and           for election at the Annual Meeting for a term of three years to serve until our annual meeting of stockholders to be held in 2006, and until their respective successors are elected and qualified. The Class III directors (Matthew P. Lawlor, Ervin R. Shames, and Barry D. Wessler) and the Class I directors (George M. Middlemas, David A. O’Connor and Joseph J. Spalluto) will serve until our annual meetings of stockholders to be held in 2004 and 2005, respectively, and until their respective successors are elected and qualified.

      Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy card will be voted FOR the election as directors of Michael H. Heath and                          . In the event that either nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the board of directors may recommend in that nominee’s place. We have no reason to believe that either nominee will be unable or unwilling to serve as a director.

      A plurality of the votes of the shares present in person or represented by proxy at the annual meeting is required to elect each nominee as a director.

      THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF MICHAEL H. HEATH AND                          AS MEMBERS OF OUR BOARD OF DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

CONVERSION OF 8% SUBORDINATED CONVERTIBLE NOTES AT CONVERSION

PRICES LESS THAN MINIMUM CONVERSION PRICE OF $4.00 PER SHARE

(Notice Item 2)

      We seek the approval of our stockholders at the annual meeting of conversion of our 8% Convertible Subordinated Notes into shares of common stock at conversion prices below $4.00 per common share, the closing price of our common stock the date we originally issued and sold the convertible notes in fiscal year 2000. When the convertible notes originally were issued, we could issue up to 2,319,999 shares of common stock at conversion prices less than $4.00 without stockholder approval. From September 2001 to the date of this proxy statement we have issued 1,872,900 shares of common stock in connection with note conversions below the $4.00 conversion price. Without stockholder approval, we only can issue up to an additional 447,099 shares of common stock at conversion prices less than $4.00. Therefore, we seek stockholder approval of our issuance of common stock in excess of 2,319,999 shares in connection with potential future note conversions at prices less than $4.00 per share but at least $2.50 per share. We believe that we will be better able to reduce our debt, and thereby enhance our financial position and improve operating results, if we are able to negotiate with the remaining holders of convertible notes with the ability to convert notes at prices less than the current minimum conversion price. We also believe that we may be able to maintain the listing of our common stock on the National Market System of the Nasdaq Stock Market if we are able to negotiate agreements with noteholders to convert outstanding notes into common stock.

      Background. On September 28, 2000, we issued and sold $20 million of our convertible subordinated notes due in 2005 to 29 accredited investors and received proceeds of $18.7 million net of debt issuance costs. The convertible notes carry an 8% coupon, with semiannual interest payment dates on April 1 and October 1, and were initially convertible into shares of our common stock at a conversion price of $4.75 per share. In February 2001, we registered under the Securities Act of 1933 the resale of the convertible notes and the issuance of 4,210,526 shares of our common stock, which is the number of shares issuable to noteholders if all of the convertible notes were converted into common stock at the initial $4.75 conversion price.

      On May 22, 2001 and May 24, 2001, we repurchased a total of $3.5 million of the convertible notes in privately negotiated transactions and recognized a gain of $1.1 million. On September 28, 2001, November 2, 2001 and March 27, 2002, in an effort to preserve cash but also improve our financial position, we induced noteholders to convert $2.5 million, $1.0 million and $1.0 million of principal of the notes into common stock at conversion prices of $2.00, $3.05 and $3.39 per share, respectively. We issued a total of 1,872,900 shares of common stock in connection with these conversions. Accordingly, at December 31, 2002, $12 million of the convertible notes remained outstanding and they mature on September 30, 2005.

      Adjustments to Conversion Price. The conversion price of the convertible notes is subject to an annual adjustment on the 21st trading day of October of each year, beginning in 2001, to the lower of:

•	$4.75, and

•	the average closing price per share of our common stock for the first 20 trading days of October of that year.

      However, the conversion price may not be adjusted to a price lower than $4.00, which is the closing price of shares of our common stock on September 28, 2000, the date the convertible notes originally were issued and sold. Therefore, the maximum conversion price is $4.75 and the minimum conversion price is $4.00.

      The conversion price also will be equitably adjusted for certain events affecting all shares of our common stock in the same manner, including:

•	stock splits,

•	stock dividends,

•	combinations of shares or reverse stock splits,

•	the issuance of rights or warrants to all holders of common stock that have an exercise price less than the then average closing price of common stock, and

•	distributions of cash or tender offers we make to holders of our common stock that exceed 10% of our market capitalization.

      The current conversion price for the $12 million of convertible notes outstanding at December 31, 2002, as most recently adjusted on October 28, 2002, is $4.00. If the remaining notes were converted into shares of our common stock at that price, we would issue a total of 3,000,000 additional shares of common stock.

      Reasons for Converting Notes at Lower Conversion Price. We have been working to improve our operating results and enhance our financial position. Our plan includes efforts to reduce our debt position by retiring a portion or all of our convertible notes through repurchases upon favorable terms or conversions. To that end we initially negotiated with noteholders to permit us to repurchase notes and, later, we negotiated with other noteholders to have them convert notes into shares of common stock. Between September 30, 2000 and December 31, 2002, we reduced our liabilities by almost one-third, or by about $7.6 million. This reduction is substantially because we reduced the principal amount of convertible notes outstanding from $20 million to $12 million.

      We are limited in our ability to convert notes into common stock at conversion prices below $4.00 per share because of applicable Nasdaq rules. Those rules provide that we may not issue shares due to note conversions at prices less than $4.00 per share in an amount equal to or greater than 20% of the number of our shares that were outstanding on the date the convertible notes were issued. On that date, 11,600,000 shares of our common stock were outstanding. Accordingly, we must receive the approval of our stockholders to issue in excess of 2,319,999 shares of common stock when converting notes at prices less than $4.00 per common share. As stated above, the 1,872,900 shares issued in connection with notes converted through the date of this proxy statement were issued using conversion prices less than $4.00 per common share. Therefore, unless we receive stockholder approval, we may only issue up to 447,099 additional shares at conversion prices less than $4.00 per common share. This means, without stockholder approval, our ability to retire the remaining outstanding notes through conversions at less than $4.00 per share is limited.

      To date, in spite of our efforts, we have been unable to induce noteholders to convert their notes into shares of common stock at the $4.00 per common share conversion price. While we continue to negotiate with the remaining noteholders, we believe that we will have more success at inducing noteholders to convert their notes if we are able to issue shares of common stock at conversion prices less than $4.00 but not less than $2.50.

      If we convert our remaining notes into shares of common stock below the minimum conversion price established in the notes, then more shares of common stock will be issued and outstanding than we anticipated when the notes were first issued. This, in turn, will result in greater dilution in ownership and voting power to our stockholders. The extent of this dilution is set forth below in a table that shows the number of additional shares of common stock issuable at various average conversion prices assuming conversion of all $12 million of the remaining outstanding convertible notes.

		Conversion Shares As a
		Percent of Shares Outstanding
	Conversion Shares Issuable	After Issuance of
Conversion Price	Upon Conversion	Conversion Shares(1)

$4.00	3,000,000	18.0%
$3.75	3,200,000	18.9%
$3.50	3,428,571	20.0%
$3.25	3,692,308	21.2%
$3.00	4,000,000	22.6%
$2.75	4,363,636	24.1%
$2.50	4,800,000	25.9%

(1)	Assumes 13,707,298 shares of common stock outstanding prior to the issuance of any shares in connection with future conversions of notes, which is the number of shares of common stock outstanding at February 28, 2003.

      If the total number of shares of common stock we have issued to date in connection with note conversions, plus the number of shares we issue in connection with future note conversions exceeds 4,210,526, the number of shares we registered under the Securities Act of 1933 in February 2001, we anticipate that we will seek to register under the Securities Act the issuance of all shares that exceed that total amount.

      The ability to convert our convertible notes at a lower conversion price also allows us to respond to the Nasdaq Staff Determination dated February 25, 2003, stating that we were not in compliance with the $10 million minimum shareholders’ equity requirement for continued inclusion on the National Market. We have requested a hearing with the Nasdaq Qualifications Panel to review the staff determination and this hearing has been scheduled for April 3, 2003. We have also submitted a plan for achieving compliance, which includes the conversion of a portion of our convertible notes into equity at a lower conversion price. We estimate that approximately $3.0 million in additional equity will be required to return to compliance, after considering our expected financial results for the first three months of 2003.

      Our common stock will continue to trade on the Nasdaq National Market pending a final decision by the Nasdaq Qualification Panel. If the Panel does not approve our plan, or we do not, for some reason, proceed with our plan or find an acceptable alternative, we will apply for listing on the Nasdaq SmallCap Market, for which we currently qualify. This may result in lower trading volume and a higher spread between bid and ask prices and could affect our cost and access to capital.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CAST YOUR SHARES IN FAVOR OF APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK IN EXCESS OF 2,319,999 SHARES IN CONNECTION WITH THE CONVERSION OF CONVERTIBLE SUBORDINATED NOTES AT PRICES BELOW $4.00 PER SHARE BUT NOT LESS THAN $2.50 PER SHARE. IF WE ARE ABLE TO CONVERT THESE NOTES, WE WILL BE ABLE TO ENHANCE OUR FINANCIAL POSITION BY REDUCING DEBT WHILE AT THE SAME TIME PRESERVING CASH NEEDED TO FUND OUR OPERATIONS. WE ALSO WILL SUBSTANTIALLY REDUCE OUR INTEREST EXPENSE. WE ALSO BELIEVE IT IS CRITICAL TO THE SUCCESS OF OUR NEGOTIATIONS WITH THE HOLDERS OF THE REMAINING OUTSTANDING CONVERTIBLE NOTES THAT WE HAVE THE ABILITY TO OFFER CONVERSION AT PRICES BELOW $4.00 PER COMMON SHARE. FINALLY, OBTAINING STOCKHOLDER APPROVAL FOR OUR PROPOSAL WILL ENHANCE OUR ABILITY TO APPEAL NASDAQ’S DETERMINATION TO DELIST OUR COMMON STOCK FROM THE NATIONAL MARKET SYSTEM.

RATIFICATION OF SELECTION OF

INDEPENDENT PUBLIC ACCOUNTANTS

(Notice Item 3)

      The Audit Committee has appointed Ernst & Young LLP, independent accountants, to audit our financial statements for the fiscal year ending December 31, 2003. The Board proposes that the stockholders ratify this appointment. Ernst & Young LLP audited our financial statements for the year ended December 31, 2002. We expect that representatives of Ernst & Young LLP will be present at the meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

Independent Auditor Fee Information

     Audit Fees

      Fees for audit services totaled approximately $217,000 in 2002 and approximately $165,000 in 2001, including fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, and research to comply with generally accepted accounting principles.

     Audit-Related Fees

      Fees for audit-related services totaled approximately $98,000 in 2002 and approximately $109,000 in 2001. Audit-related services principally include information systems audits.

     Tax Fees

      Fees for tax services were $0 in 2002 and 2001.

     All Other Fees

      Fees for all other services not included above totaled approximately $25,000 in 2002 and $22,000 in 2001, principally including risk management advisory services.

      The Audit Committee has considered whether the provision of the services described above under the caption “All Other Fees” is compatible with maintaining Ernst & Young LLP independence.

      Stockholder ratification of Ernst & Young LLP as our independent accountants is not required by our by-laws or otherwise. However, we are submitting the appointment of Ernst & Young LLP to our stockholders for ratification as a matter of what we consider to constitute good corporate practice. If the stockholders fail to ratify the appointment, we will consider whether or not to retain that firm. Even if the appointment is ratified, our Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if they determine that a change is in the best interest of the Company and its stockholders.

      The affirmative vote of a majority of the shares present or represented and entitled to vote at the annual meeting is required to ratify the appointment of the independent public accountants.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

OTHER MATTERS

      The Board of Directors knows of no other business which will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS

      To be considered for inclusion in our proxy statement and form of proxy relating to the annual meeting of Stockholders to be held in 2004, a stockholder proposal must be received by the Secretary at our principal executive offices not later than December 23, 2003. Any such proposal will be subject to Rules and Regulations under the Securities Exchange Act of 1934, as amended.

      Our bylaws provide an advance notice procedure for a stockholder to properly bring a proposal before an annual meeting. The stockholder must give timely written notice to the Secretary. To be timely, a stockholder notice of the proposal must be delivered or mailed to and received at our principal executive office not less than ninety (90) days prior to the date of such annual meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, to be timely, notice of the proposal by the stockholder must be received not later than the close of business on the tenth day following the date on which notice to stockholders of such annual meeting date was mailed or such public disclosure was made. Proposals received after such date will not be voted on at such annual meeting. If a proposal is received before that date, the proxies that management solicits for such annual meeting may still exercise discretionary voting authority on the stockholder proposal under circumstances consistent with the proxy rules of the Securities and Exchange Commission. The notice of a proposal by a stockholder must include the stockholder’s name and address, as the same that appears in our record of stockholders, a brief description of the proposal, the reason for the proposal, the number of shares of common stock that are beneficially owned by the proposing stockholder and any material interest of such stockholder in the proposed business. All stockholder proposals should be marked for the attention of: Secretary, Online Resources Corporation, 7600 Colshire Drive, McLean, Virginia 22102.

McLean Virginia

April 18, 2003

      OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002 (OTHER THAN EXHIBITS THERETO) FILED WITH THE SEC, WHICH PROVIDES ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE ON THE INTERNET AT WWW.ORCC.COM AND IS AVAILABLE IN PAPER FORM TO BENEFICIAL OWNERS OF OUR COMMON STOCK WITHOUT CHARGE UPON WRITTEN REQUEST TO CATHERINE A. GRAHAM, EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY, ONLINE RESOURCES CORPORATION, 7600 COLSHIRE DRIVE, MCLEAN, VIRGINIA 22102, ATTN: INVESTOR RELATIONS.

PROXY CARD

ONLINE RESOURCES CORPORATION
7600 COLSHIRE DRIVE
MCLEAN, VIRGINIA 22102

PROXY FOR
ANNUAL MEETING OF STOCKHOLDERS

MAY 20, 2003

2:00P.M. EASTERN STANDARD TIME

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated April 18, 2003 in connection with the Annual Meeting of Stockholders to be held on Tuesday, May 20, 2003, at 2:00 p.m. Eastern Standard Time, at the Sheraton Premiere at Tysons Corner Hotel, 8661 Leesburg Pike, Vienna, VA 22182, and hereby appoints Matthew P. Lawlor and Catherine A. Graham, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the common stock of Online Resources Corporation that are registered in the name provided in this Proxy and that the undersigned is entitled to vote at the 2003 Annual Meeting of Stockholders, and at any adjournments of the meeting, with all the powers that undersigned would have if personally present at the meeting. Without limiting the general authorization given by this Proxy, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this Proxy.

THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO
DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR PROPOSAL 1 (THE
ELECTION OF DIRECTORS), FOR PROPOSAL 2 AND FOR PROPOSAL 3.

IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OF THE MEETING, INCLUDING WHETHER OR NOT TO ADJOURN THE MEETING. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

— FOLD AND DETACH HERE —

If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes. If you do mark boxes, please mark the boxes as in this example: [X]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE
LISTED NOMINEES AND “FOR” EACH OF THE PROPOSALS.

1.	ELECTION OF DIRECTORS (or if any nominee is not available for election, such substitute as the Board of Directors may designate):

Proposal to elect Michael H. Heath AND ______as Directors of the Company.

Michael H. Heath	[ ] FOR	[ ] WITHHOLD VOTE

______	[ ] FOR	[ ] WITHHOLD VOTE

2.      Proposal to approve issuance of common stock in excess of the 2,319,999 share limit in connection with conversion of our 8% subordinated convertible notes at conversion prices less than $4.00 per share and not less than $2.50 per share.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3.      Proposal to ratify the appointment of Ernst & Young LLP as the company’s independent public accountants for the Company’s year ending December 31, 2003.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

[  ]      By checking this box, I/we consent to future access and delivery of Annual Reports and Proxy Statement electronically via the Internet. I/We understand that the Company may no longer distribute printed materials to me/us for any future stockholder meetings until this consent that I/we have given is revoked. I/we understand that I/we may revoke this consent to electronic access and delivery at any time.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date	—

Signature:	Date	—

PLEASE CAST YOUR VOTE AS SOON AS POSSIBLE!

YOUR VOTE IS IMPORTANT!